EXHIBIT 5.1

Prasan A. Pandite
305-579-0639                                                  October 31, 1997

Engle Homes, Inc.
123 N.W. 13th Street
Suite 300
Boca Raton, Florida  33432

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         On the date hereof, Engle Homes, Inc., a Florida corporation (the "Company"), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 25,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to awards (the "Awards") granted or to be granted under the Company's 1997 Performance Bonus Plan (the "Plan"). We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the Plan and the preparation of the Registration Statement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that the Company presently has available at least 25,000 authorized and unissued shares of Common Stock from which the 25,000 shares of Common Stock have been reserved for issuance under the Plan, and, assuming that the Company maintains an adequate number of authorized and unissued shares of Common Stock available for the issuance of Awards pursuant to the Plan, the 25,000 shares of Common Stock available for issuance under the Plan, when issued pursuant to and in accordance with the Plan (including Board or Committee authorization of issuance as provided in the Plan), and in accordance with Section 607.0621 of the Florida Statutes, will be duly and validly issued, fully paid and nonassessable.

Engle Homes, Inc.
October 31, 1997
Page 2

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                    Sincerely,



                                                    GREENBERG TRAURIG HOFFMAN
                                                    LIPOFF ROSEN & QUENTEL, P.A.